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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.
                       ----------------------------------






                                 Amendment No. 1

                                   FORM U5S/A


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1998


                              ---------------------


                              Filed Pursuant to the
                   Public Utility Holding Company Act of 1935



                                       by



                            National Fuel Gas Company
                     10 Lafayette Square, Buffalo, NY 14203


--------------------------------------------------------------------------------

EXHIBITS

   A.    *(1) Annual  Report on Form 10-K for fiscal  year ended  September
              30, 1998 filed December 21, 1998 (File No. 1-3880)

          (2) National Fuel Gas Company 1998 Annual Report to Shareholders (paper copy submitted under cover of Form SE)

         *(3) National  Fuel  Gas  Company  Proxy  Statement,  dated  and  filed
              December 31, 1998 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

          (1) National Fuel Gas Company

                *i Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

               *ii  National  Fuel  Gas  Company   By-Laws  as  amended  through
                    September 17, 1998 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

          (2) National Fuel Gas Distribution Corporation

                *i By-Laws, as amended (Exhibit 2(i), designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

               *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478)

          (3) National Fuel Gas Supply Corporation

                *i By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989)

               *ii Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)



*  Incorporated herein by reference as indicated.

              *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984)

               *iv Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30,
                    1987)

                *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

          (4) Leidy Hub, Inc. (Formerly Enerop Corporation)

                *i  By-Laws (Exhibit A-15, File No. 70-7478)

               *ii Restated Articles of Incorporation of Enerop Corporation dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

              *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

               *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994 (Exhibit (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                *v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995 (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

               *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995 (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

*  Incorporated herein by reference as indicated.

              *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995 (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

          (5) Seneca Resources Corporation

                *i By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989)

               *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

              *iii  Secretary's  Certificate  dated  January  4,  1918  (Exhibit
                    (5)iii, Form U5S for fiscal year ended September 30, 1984)

               *iv Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended September 30, 1984)

                *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit
                    (5)v, Form U5S for fiscal year ended September 30, 1984)

               *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         *(6) Limited  Partnership  Agreement  dated November 28, 1983,  between
              Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit
              (8), Form U5S for fiscal year ended September 30, 1984)

         *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated
              November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984)

*  Incorporated herein by reference as indicated.

         *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between
              Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

          (9) Highland Land & Minerals, Inc.

                *i  Certificate of Incorporation, dated August 19, 1982 (Exhibit
                    (11)i, Form U5S for fiscal year ended September 30, 1985)

               *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987)

         (10) Utility Constructors, Inc.

                *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986 (Exhibit
                    (12)i, Form U5S for fiscal year ended September 30, 1987)

               *ii By-Laws (Exhibit (12)ii, Form U5S for fiscal year ended September 30, 1987)

         (11) Data-Track Account Services, Inc.

                *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512)

               *ii  By-Laws (Exhibit A-2, File No. 70-7512)

         (12) National Fuel Resources, Inc.

                *i  Articles of Incorporation,  dated  January 9, 1991  (Exhibit
                    (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

               *ii By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1992)



*  Incorporated herein by reference as indicated.

       (13)   Horizon Energy Development, Inc.

                *i Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

               *ii By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1995)

         (14) Horizon Energy Holdings, Inc.

                 i Certificate of Incorporation dated April 1, 1998. Designated as Exhibit EX99-1 for EDGAR purposes.

                ii  By-Laws. Designated as Exhibit EX99-2 for EDGAR purposes.

         (15) Horizon       Energy        Development       B.V.       (formerly
              Beheeren-Beleggingmaatschappij Bruwabel B.V.

                *i  Articles of   Incorporation   (Exhibit  (14), designated  as
                    exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (16) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                *i Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *ii Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

              *iii  Notarial  Deed,  dated  June  28,  1996  (Exhibit   (15)iii,
                    designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)




*  Incorporated herein by reference as indicated

               *iv Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (17) Power Development, s.r.o.

                *i Founding Notarial Deed, dated May 4, 1994 (Exhibit (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *ii  Notarial  Deed,   dated  June  28,  1996  (Exhibit   (16)ii,
                    designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

              *iii Notarial Deed, dated November 27, 1996 (Exhibit (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (18) Teplarna Kromeriz a.s.

                *i Statutes, dated June 1996 (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (19) KPP Investment, L.L.C.

                *i Limited Liability Company Agreement dated January 11, 1996 (Exhibit (18)i, designated as exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

               *ii  Certificate  of  Formation,  dated January 15, 1997 (Exhibit
                    (18)ii, designated at Exhibit EX-99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)




*  Incorporated herein by reference as indicated.

         (20) Sceptre Kabirwala, L.L.C.

                *i Limited Liability Company Agreement dated January 26, 1996 (Exhibit (19)i, designated as exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

               *ii  Certificate  of  Formation,  dated January 10, 1997 (Exhibit
                    (19)ii, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (21) Severoceske Teplarny, a.s.

                *i  Articles  of  Association,  dated  April 24,  1997  (Exhibit
                    (20)i, designated as Exhibit EX99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (22) Teplarna Liberec, a.s.

                *i Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit EX99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

               *ii Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

              *iii  Articles of  the  Association, dated June 12, 1997  (Exhibit
                    (21)iii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (23) Energoservis Liberec, s.r.o.

                *i Articles of Incorporation of Limited Liability Company Foundation, dated August 14, 1995 (Exhibit (22)i, designated as Exhibit EX99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)


*  Incorporated herein by reference as indicated.

               *ii Notarial Record, dated January 22, 1996 (Exhibit (22)ii, designated as Exhibit EX99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (24) Zateca teplarenska, a.s.

                *i Foundation Charter, dated December 4, 1995 (Exhibit (23)i, designated as Exhibit EX99-17 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

               *ii  Articles of  Association, dated  December  4, 1995  (Exhibit
                    (23)ii, designated as Exhibit EX99-18 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (25) SCT Softmaker, s.r.o.

                *i Notarial Record, dated September 24, 1996 (Exhibit (24)i, designated as Exhibit EX99-19 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (26) Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.

                *i  Founders Deed,  dated  January  22,  1996  (Exhibit   (25)i,
                    designated as Exhibit EX99-20 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

         (27) AMES MOST, s.r.o.

                 i Founders Deed, dated October 10, 1997. Designated as Exhibit 99-3 for EDGAR purposes.

         (28) Teplo Branany, s.r.o.

                 i Partnership Agreement, dated November 18, 1997. Designated as Exhibit 99-4 for EDGAR purposes.

         (29) Jablonecka teplarenska a realitni, a.s.

                 i Articles of Association. Designated as Exhibit EX99-5 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

         (30) Prvni severozapadni teplarenska, a.s.

                 i Notarial Record, dated April 28, 1992. Designated as Exhibit EX99-6 for EDGAR purposes.

                ii Articles of Association, dated April 28, 1992. Designated as Exhibit EX99-7 for EDGAR purposes.

         (31) ENOP, s.r.o.

                 i Founders Deed, dated December 19, 1995. Designated as Exhibit EX99-8 for EDGAR purposes.

         (32) Upstate  Energy Inc.  (formerly  known as Niagara  Energy  Trading
              Inc.)

                 i Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998. Designated as Exhibit EX99-9 for EDGAR purposes.

                ii By-Laws as amended June 19, 1998. Designated as Exhibit EX99-10 for EDGAR purposes.

         (33) Niagara Independence Marketing Company

                *i Certificate of Incorporation dated September 17, 1997 (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

               ii By-Laws amended March 11, 1998. Designated at Exhibit EX99-11 for EDGAR purposes.

              *iii Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1997)

         (34) Seneca Independence Pipeline Company

                *i Certificate of Incorporation of Empire Oklahoma, Inc. dated April 16, 1996 (Exhibit (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

*  Incorporated herein by reference as indicated.

               *ii Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997 (Exhibit (28)ii, designated as exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

               iii By-Laws amended March 11, 1998. Designated as Exhibit EX99-12 for EDGAR purposes.

         (35) HarCor Energy, Inc.

                 i Amended and Restated Certificate of Incorporation, dated September 1, 1998. Designated as Exhibit EX99-13 for EDGAR purposes.

                ii By-Laws, as amended. Designated as Exhibit EX99-14 for EDGAR purposes.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401)

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880)

*  Incorporated herein by reference as indicated.

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

         * Rights Agreement between National Fuel Gas Company and Marine Midland Bank dated June 12, 1996 (Exhibit 99.1, Form 8-K dated June 13, 1996 in File No. 1-3880)

   D.    *   Tax  Allocation  Agreement  pursuant to Rule 45(c)  (Exhibit (D), designated as exhibit EX-99-10 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

   E.   *(1)      Employee  Relocation  Manual filed pursuant to Rule 48(b)
                  (Exhibit  E(1),   designated  as  Exhibit  EX-99-9  for  EDGAR
                  purposes, Form U5S for fiscal year ended September 30, 1997)

         (2)      National  Fuel  Employee   Computer   Purchase  Program  filed
                  pursuant to Rule 48(b). Designated as Exhibit EX99-15 for EDGAR purposes.

         (3) Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended September 30, 1998 and Unaudited Financial Statements for the period September 23, 1997 through December 31, 1997. These documents are subject to a request for confidential treatment under Rule 104(b) of the Public Utility Holding Company Act of 1935, filed October 6, 1997.

*  Incorporated herein by reference as indicated.

Note: Referencing Exhibit E(2), Form U5S for fiscal year ended September 30, 1997, filed in paper only as prescribed by Rule 16(c), during the quarter ended March 31, 1998, the Company disposed of its interest in Enerchange, L.L.C. and therefore no longer has access to the annual report of Enerchange, L.L.C.


   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.     (1)    Organization   chart  showing   relationship  to  Teplarna
                 Kromeriz, a.s., a foreign utility company. Designated as Exhibit EX99-16 for EDGAR purposes.

         (2) Organization chart showing relationship to Severoceske teplarny, a.s. and Teplarna Liberec, a.s., both of which are foreign utility companies. Designated as Exhibit EX99-17 for EDGAR purposes.

         (3) Organization chart showing relationship to Prvni severozapadni teplarenska, a.s., a foreign utility company. Designated as Exhibit EX99-18 for EDGAR purposes.

   I.    (1)     SCT Audited  Financial  Statements  for the  Calendar  Year
                 Ended  December 31,  1997.  Designated  as Exhibit  EX99-19 for
                 EDGAR purposes.

         (2) TL Audited Financial Statements for the Calendar Year Ended December 31, 1997. Designated as Exhibit EX99-20 for EDGAR purposes.

         (3) PSZT Audited Financial Statements for the Calendar Year Ended December 31, 1997. Designated as Exhibit 99-21 for EDGAR purposes.

         (4) Kromeriz Audited Financial Statements for the Calendar Year Ended December 31, 1997. Designated as Exhibit 99-22 for EDGAR purposes.


*  Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                              NATIONAL FUEL GAS COMPANY





                              By: /s/ Joseph P. Pawlowski
                                 ------------------------
                                 Joseph P. Pawlowski, Treasurer
                                 and Principal Accounting Officer

Date:  May 10, 1999
      ---------------

                                  EXHIBIT INDEX



   EX99-21    PSZT Financial Statements for Year Ended December 31, 1997.

   EX99-22    Kromeriz Financial Statements for Year Ended December 31, 1997.